EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8, relating to the Professional Detailing, Inc. 1998 Stock Option Plan, of our report dated April 20, 1998, except as to the information presented in
Note 2, for which the date is May 15, 1998, on our audits of the financial statements of Professional Detailing, Inc. as of December 31, 1997 and December 31, 1996, and for each of the three fiscal years in the period ended December 31, 1997 appearing in the registration statement on Form S-1 (File # 333-46321) of Professional Detailing, Inc. filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.

                                          PricewaterhouseCoopers LLP

Parsippany, New Jersey
August 11, 1998


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